Exhibit 15.1 Consent of Independent Registered Public Accounting Firm Iris Energy Limited Sydney, NSW, Australia We hereby consent to the incorporation by reference into the Registration Statements on Form S-8 (Nos.333-280518, 333-273071, 333-269201, 333-265949 and 333-261320) and the Registration Statements on Form F-3 (Nos. 333-274500, 333-277119 and 333-279427) of Iris Energy Limited of our report dated September 13, 2022, relating to the consolidated financial statements of Iris Energy Limited as of June 30, 2022, 2021 and 2020 and for the years then ended, which report appears in this Annual Report on Form 20-F for the year ended June 30, 2024, of Iris Energy Limited. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement. /s/ArmaninoLLP Dallas, Texas August 28, 2024